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                                                                    Exhibit 99.3

PRESS RELEASE

                   SKAINS ELECTED CHAIRMAN, PRESIDENT AND CEO
        EVERETT ELECTED INDEPENDENT LEAD DIRECTOR OF PIEDMONT NATURAL GAS

CHARLOTTE, NC - The Board of Directors of Piedmont Natural Gas Company (NYSE:PNY) has announced that Thomas E. Skains has been elected to the additional position of Chairman of the company's Board of Directors. He was named President and Chief Executive Officer of the company in February 2003.

In February 2002, Mr. Skains was named President and Chief Operating Officer and was elected to the company's Board of Directors. Prior to being named President and COO, he held the position of Senior Vice President - Marketing and Supply Services. Prior to joining Piedmont in 1995, Mr. Skains was employed by Transcontinental Gas Pipe Line Corporation in Houston.

The company's Board also announced that Malcolm (Mac) E. Everett III has been elected to serve as Independent Lead Director of the company. Mr. Everett is Senior Executive Vice President of Corporate and Community Affairs of Wachovia Corporation, and joined the Piedmont Natural Gas Board of Directors in February 2002.

As Independent Lead Director, Mr. Everett will chair the meetings of the Board during any meetings where the Chairman is absent, and will consult with the CEO and the Chairman of the Directors and Corporate Governance Committee on Board management.

 "We are very pleased that Mac Everett has agreed to assume the responsibilities of Independent Lead Director of our Board," commented company Chairman, President and CEO Thomas E. Skains. "The creation of this new position on our Board displays our intent to properly govern Piedmont Natural Gas with leadership and independent oversight of our Board."

About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 920,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 57,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas and propane marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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